UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2022

McGRATH RENTCORP

(Exact name of Registrant as Specified in Its Charter)

California	000-13292	94-2579843
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5700 Las Positas Road
Livermore, California		94551-7800
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (925) 606-9200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MGRC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Election of Director; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2022, the Board of Directors (the “Board”) of McGrath RentCorp (the “Company”) appointed Nicolas (Nic) Anderson as a member of the Company’s Board, with such election effective as of December 1, 2022, to serve until the 2023 annual meeting of shareholders and such time as his successor is duly elected and qualified. Annually, Mr. Anderson will receive an annual cash retainer for Board services of $75,000 and will be granted restricted stock units with a fair market value of $120,000, consistent with the compensation paid to other members of the Board. Mr. Anderson will receive a prorated portion of the equity compensation for the portion of the director compensation year he will serve prior to the annual non-employee director equity grant is paid for 2023. Mr. Anderson was appointed to fill a vacancy created by the Board’s decision to increase the size of the Board to nine members as is within the Board’s authority to do under the Company’s Amended and Restated Bylaws.

Mr. Anderson is a founder and Managing Partner of Elm Grove Partners, an entrepreneurial private equity firm focused on control investments in established lower middle-market companies, where he has worked since 2013. Mr. Anderson has had primary responsibility for raising equity capital and debt financing and leading the investment analysis for potential acquisitions. He also serves as CEO of ArcherHall, an Elm Grove Partners portfolio company that provides data and document management services to law firms. Mr. Anderson previously worked in the investment bank at JPMorgan in New York, as well as two other boutique investment banks. Mr. Anderson is a member of the Board of Directors of Bank of Marin (NASDAQ: BMRC), a business bank in Northern California, where he serves on the Audit Committee and the Nominating and Governance Committee. He previously served on the Board of Directors of American River Bank (NASDAQ: AMRB). He is involved in a variety of community-based organizations including the California Innocence Project, and the Sacramento Federal Judicial Library and Learning Center Foundation. Mr. Anderson received an AB in Economics from Harvard University and an MBA with Distinction from Harvard Business School

Mr. Anderson has been appointed to the Audit and Compensation Committees of the Board, with such appointments effective as of his start date as a director.

The Company intends to enter into its standard director indemnification agreement with Mr. Anderson, the form of which was filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 that was filed with the U.S. Securities and Exchange Commission on March 18, 2002.

There is no arrangement or understanding between Mr. Anderson and any other person pursuant to which Mr. Anderson was selected as a director. Mr. Anderson does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated October 28, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McGRATH RENTCORP

Date:	October 28th, 2022	By:	/s/ Keith E. Pratt
Keith E. Pratt Executive Vice President and Chief Financial Officer